UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 22, 2014
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
250 Howe Street, 20th Floor
Vancouver, British Columbia V6C 3R8
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code: (877) 848-3866
No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

On August 22, 2014, each of Steve Beeks, the Co-Chief Operating Officer and President, Motion Picture Group, of Lions Gate Entertainment Corp. (the “Company”), Brian Goldsmith, the Co-Chief Operating Officer of the Company, and Wayne Levin, the General Counsel and Chief Strategic Officer of the Company, entered into a written stock sales plan in accordance with the guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding securities transactions.

Under Mr. Beeks’ stock sales plan, a broker not affiliated with the Company may sell up to 39,004 of the Company’s common shares, and exercise options to purchase and sell up to 70,996 of the Company’s common shares, over a period commencing on or about September 22, 2014 and ending on or about June 30, 2015. Under Mr. Goldsmith’s stock sales plan, a broker not affiliated with the Company may sell up to 50,000 of the Company’s common shares over a period commencing on or about October 1, 2014 and ending on or about November 30, 2014. Under Mr. Levin’s stock sales plan, a broker not affiliated with the Company may sell up to 75,000 of the Company’s common shares over a period commencing on or about September 22, 2014 and ending on or about January 31, 2015. The number of common shares to be sold under each stock sales plan will be made at specific market prices and subject to specific limitations specified in the plan. Messrs. Beeks, Goldsmith and Levin will not influence how, when or whether to affect sales under their respective plans.

Rule 10b5-1 plans permit individuals who are not in possession of material non-public information to establish pre-arranged plans to buy or sell company stock. These plans can minimize the market effect of insider purchases or sales by spreading these purchases or sales over a more extended period. Additionally, insiders can gradually diversify their investment portfolios and can avoid concerns about whether they had material, non-public information when they sold stock.

Specific sales transactions under the stock sales plan will be disclosed publicly as required by applicable securities laws.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2014                LIONS GATE ENTERTAINMENT CORP.
(Registrant)

By: /s/ Jon Feltheimer
Name: Jon Feltheimer
Title: Chief Executive Officer